CROSS CANYON ENERGY FILES PREPACKAGED PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE U.S. BANKRUPTCY CODE

HOUSTON – February 2, 2010 – Cross Canyon Energy Corp. (the “Company”) (OTC BB: CCYE) announced today that it has filed a voluntary petition for reorganization (the “Chapter 11 Case”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. The Company will continue to manage its properties and operate its businesses in the ordinary course throughout the Chapter 11 process while the Company seeks confirmation of its reorganization plan under the jurisdiction of the Bankruptcy court.

The Chapter 11 Case was filed pursuant to a Plan Support and Lock-Up Agreement (the “Plan Support Agreement”), dated as of January 28, 2010, among the Company and the holders of all of the Company’s outstanding senior secured debt (the “Prepetition Secured Lenders”), in the aggregate amount of approximately $35.2 million (principal and accrued interest).  Pursuant to the Plan Support Agreement, the Company commenced a solicitation of the Prepetition Secured Lenders and the holder of all of the Company’s outstanding Series C Convertible Preferred Stock (the “Prepetition Preferred Stockholder”), as the only impaired classes entitled to vote on the Company’s proposed prepackaged plan of reorganization (the “Plan”).  As part of the prepetition solicitation, the Prepetition Secured Lenders and the Prepetition Preferred Stockholder each received copies of the Plan, the related disclosure statement (together with various exhibits thereto, the “Disclosure Statement”) and a ballot requesting each of them to accept or reject the Plan.  On January 29, 2010, the Company received ballots from the Prepetition Secured Lenders and the Prepetition Preferred Stockholder accepting the Plan.

The Company was compelled to file for Chapter 11 relief as a result of its inability to service its outstanding debt obligations.  A number of factors, most notably the general economic turmoil that occurred in the U.S. and global credit markets in late 2008 and early 2009, as well as steeply declining commodity prices and the Company’s operating results, precluded the Company from making a required interest payment of $446,361 to its Prepetition Secured Lenders that was due on September 4, 2009.  At December 31, 2009, the Company’s current liabilities grossly exceeded its current assets by approximately $34.5 million.

As the Company proceeds with its financial restructuring, the Company expects, based on current commodity prices, that its cash on hand and cash from operating activities will be adequate to fund its projected cash needs, including the payment of operating costs and expenses. In connection with the filing of the Chapter 11 Case, the Company asked the Bankruptcy court to consider several “first day” motions on an expedited basis benefiting its employees and vendors.  Importantly, the Company intends, under the Plan, to pay all of its creditors, other than the Prepetition Secured Lenders, in full, whether their claims arose prior to or after the filing of the Chapter 11 Case, and to continue paying its employees’ salaries and benefits and to maintain its cash management systems.

Upon consummation of the Plan, the Company will cease filing periodic and other reports with the Securities and Exchange Commission, and current holders of the Company’s common stock will share five percent (5%) of the new common stock issued by the reorganized Company, on a pro rata basis.  Such “new” common stock will not be listed for trading on any exchange.  The Plan also provides for the Prepetition Secured Lenders to enter into a new $10 million senior secured credit facility, and to receive securities in the reorganized Company, consisting of new shares of senior preferred stock and new common stock.  The Prepetition Preferred Stockholder will receive new shares of junior preferred stock.

The Company has retained Thompson & Knight LLP as legal counsel, and Grant Thornton LLP as financial advisor with regard to the Chapter 11 Case.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Cross Canyon Energy Corp’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Cross Canyon Energy Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Cross Canyon’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Cross Canyon Energy Corp.
Contact Carl A. Chase, CFO
(832) 559-6060